Exhibit 99.1

                 Reliance Steel & Aluminum Co. Reports
2005 Third Quarter Results; Record Quarterly Sales, Net Income up 12%

    LOS ANGELES--(BUSINESS WIRE)--Oct. 20, 2005--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the third quarter and nine-months ended September 30, 2005. For the 2005 third quarter, net income was $49.4 million, up 12% compared with net income of $44.1 million for the same period in 2004. Earnings per diluted share were $1.49 for the quarter ended September 30, 2005, up 10% compared with earnings of $1.35 per diluted share for the same period last year. Sales for the 2005 third quarter were a record $870.1 million, up 11% compared with 2004 third quarter sales of $783.7 million. The 2005 third quarter financial results include in cost of sales a pre-tax LIFO expense amount of $4.0 million, or $.07 per diluted share, compared with a pre-tax LIFO expense amount of $32.5 million, or $.60 per diluted share in the 2004 third quarter.
    For the nine-months ended September 30, 2005, net income amounted to a record $144.8 million, up 14% compared with net income of $126.8 million for the same period in 2004. Earnings per diluted share were $4.38 for the nine-months ended September 30, 2005, up 13% compared with earnings of $3.88 per diluted share for the nine-months ended September 30, 2004. Sales for the 2005 year-to-date period were a record $2.5 billion, an increase of 14% compared with 2004 nine-month sales of $2.2 billion. The 2005 nine-month financial results include in cost of sales a pre-tax LIFO expense amount of $16.5 million, or $.31 per diluted share, compared with a pre-tax LIFO expense amount of $92.5 million, or $1.72 per diluted share in the 2004 year-to-date period.
    David H. Hannah, Chief Executive Officer, said, "Our products sold into the aerospace industry continued to show strength during the quarter. We also had the benefit of our Chapel Steel acquisition that was completed on July 1, 2005. Additionally, we experienced a small improvement in volume and pricing for our carbon steel products late in August and through September, as a result of the producers' price increase announcements. Customer demand and pricing for our other metal products remained steady throughout all end markets.
    "We do not expect any significant changes in either pricing or demand for the fourth quarter other than the typical seasonal slowdown. At this time, we estimate earnings per diluted share for the 2005 fourth quarter will be in a range of $1.10 to $1.20," concluded Hannah.
    On October 10, 2005, the Company announced that it reached an agreement with New Wave Technologies Ltd. ("New Wave"), a Singapore public company, and its associate, Manufacturing Network Pte. Ltd. ("MNPL"), based in Singapore, to form a joint venture company, Reliance Pan Pacific, Pte. Ltd. Reliance Pan Pacific will be 70% owned by Reliance Steel & Aluminum Co. and 30% owned by MNPL. Upon completion of the transaction, it is expected that, subject to regulatory approvals, MNPL will sell its 100% interest in Everest Metals (Suzhou) Co., Ltd., a Chinese metals service center company, to Reliance Pan Pacific.
    Everest Metals was formed in 2001 and began processing and distributing primarily aluminum products to the electronics industry in 2002. Everest's 2004 revenues were approximately $2.5 million. The transaction is expected to be finalized in early 2006, subject to the successful completion of due diligence and regulatory approvals, including the approvals of the People's Republic of China and the shareholders of New Wave.
    On July 20, 2005, the Company's Board of Directors declared an 11% increase in the regular quarterly cash dividend to $.10 per share of common stock. The dividend was paid on September 2, 2005 to shareholders of record August 12, 2005. Over the past five quarters, the regular quarterly dividend payment has increased in total $.04 per share or 67%. The Company has paid regular quarterly dividends for 45 consecutive years.
    Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the 2005 third quarter and nine-months financial results for the period ended September 30, 2005. All interested parties are invited to listen to the web cast on October 20, 2005 at 11:00 a.m. Eastern Time at: http://www.rsac.com/investorinformation or http://www.streetevents.com. Player format: Windows Media. The web cast will remain on the Reliance web site at: www.rsac.com through November 20, 2005 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.
    Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
    Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com. The Company was named to the 2005 Forbes Platinum 400 List of America's Best Big Companies and was also named as one of "America's Most Admired Companies" listed in the diversified wholesaler's category in the March 7, 2005 issue of Fortune. This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company's reports on file with the Securities and Exchange Commission.


                     RELIANCE STEEL & ALUMINUM CO.
                        SELECTED FINANCIAL DATA
           (In thousands except share and per share amounts)

                             Three Months            Nine Months
                          Ended September 30,    Ended September 30,
                       -----------------------------------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
Income Statement Data:
Net sales                $870,124    $783,670  $2,498,373  $2,200,215
Gross profit              228,728     214,922     666,899     630,819
Operating profit(1)        87,842      83,636     259,860     239,810
EBITDA(2)                  98,058      91,005     287,724     264,021
EBIT(2)                    86,521      79,971     252,918     230,875
Pre-tax income             79,738      72,891     233,628     209,059
Net income                 49,437      44,140     144,849     126,776
EPS - diluted               $1.49       $1.35       $4.38       $3.88
Weighted average shares
 outstanding --
 diluted               33,166,083  32,802,503  33,062,949  32,641,089
Gross margin                 26.3%       27.4%       26.7%       28.7%
Operating profit
 margin(1)                   10.1%       10.7%       10.4%       10.9%
EBITDA margin(2)             11.3%       11.6%       11.5%       12.0%
EBIT margin(2)                9.9%       10.2%       10.1%       10.5%
Pre-tax margin                9.2%        9.3%        9.4%        9.5%
Net margin                    5.7%        5.6%        5.8%        5.8%
Cash dividends per
 share                       $.10        $.07        $.28        $.19


                                          September 30,   December 31,
                                              2005           2004
                                          -------------- -------------
Balance Sheet Data:
Current assets                                 $814,061      $733,229
Working capital(3)                              510,454       458,551
Net fixed assets                                470,924       458,813
Total assets                                  1,728,216     1,563,331
Current liabilities                             303,607       274,678
Long-term debt                                  370,817       380,850
Shareholders' equity                            967,501       822,552
Capital expenditures                             34,316        35,982
Net debt-to-total capital(4)                       29.7%         33.6%
Return on equity(5)                                22.8%         26.2%
Current ratio(3)                                    2.7           2.7
Book value per share                             $29.33        $25.18
Cash flow from operations per share(5)            $7.74         $3.73

    (1)Operating profit is calculated as net sales less cost of sales, warehouse, delivery, selling, general and administrative expenses and depreciation expense.
    (2)See Consolidated Statements of Income for reconciliation of EBIT and EBITDA. EBIT is defined as the sum of income before interest expense and income taxes. EBITDA is defined as the sum of income before interest expense, income taxes, depreciation expense and amortization of intangibles. We believe that EBIT and EBITDA are commonly used as a measure of performance for companies in our industry and are frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBIT and EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBIT and EBITDA are significant components in understanding and assessing financial performance. EBIT or EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or as a measure of liquidity.
    (3)The December 31, 2004 balances have been adjusted to reflect balance sheet reclassifications made as of September 30, 2005.
    (4)Net debt-to-total capital is calculated as total debt (net of cash) divided by shareholders' equity plus total debt (net of cash).
    (5)Calculations are based on the latest twelve months.


                     RELIANCE STEEL & ALUMINUM CO.
                      CONSOLIDATED BALANCE SHEETS
                  (In thousands except share amounts)

                                ASSETS

                                           September 30,  December 31,
                                               2005          2004
                                           ------------- -------------
Current assets:                             (Unaudited)
 Cash and cash equivalents                      $10,419       $11,659
 Accounts receivable, less allowance for
  doubtful accounts of $10,304 at
  September 30, 2005 and $8,699 at
  December 31, 2004, respectively               394,326       329,991
 Inventories                                    367,112       349,779
 Prepaid expenses and other current assets       17,631        17,216
 Deferred income taxes                           24,573        24,584
                                           ------------- -------------
Total current assets                            814,061       733,229
Property, plant and equipment, at cost:
 Land                                            59,176        57,982
 Buildings                                      273,346       261,228
 Machinery and equipment                        395,827       370,229
 Accumulated depreciation                      (257,425)     (230,626)
                                           ------------- -------------
                                                470,924       458,813

Goodwill                                        404,464       341,780
Other assets                                     38,767        29,509
                                           ------------- -------------
Total assets                                 $1,728,216    $1,563,331
                                           ============= =============

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $159,575      $140,323
 Accrued expenses                                22,784        17,561
 Accrued compensation and retirement costs       47,255        49,959
 Accrued insurance costs                         24,691        20,297
 Deferred income taxes                              138           138
 Current maturities of long-term debt and
  capital leases                                 49,164        46,400
                                           ------------- -------------
Total current liabilities                       303,607       274,678
Long-term debt                                  365,275       380,850
Capital lease obligations                         5,542            --
Long-term retirement costs                       16,030        14,102
Deferred income taxes                            55,613        55,613
Minority interest                                14,648        15,536
Commitments and contingencies                        --            --
Shareholders' equity:
 Preferred stock, no par value:
   Authorized shares -- 5,000,000
   None issued or outstanding                        --            --
 Common stock, no par value:
   Authorized shares -- 100,000,000
   Issued and outstanding shares --
    32,986,924 at September 30, 2005 and
    32,669,967 at December 31, 2004,
    respectively, stated capital                321,947       313,953
 Retained earnings                              645,905       508,147
 Accumulated other comprehensive income
  (loss)                                           (351)          452
                                           ------------- -------------
Total shareholders' equity                      967,501       822,552
                                           ------------- -------------
Total liabilities and shareholders' equity   $1,728,216    $1,563,331
                                           ============= =============


                     RELIANCE STEEL & ALUMINUM CO.
                   CONSOLIDATED STATEMENTS OF INCOME
           (In thousands except share and per share amounts)

                            Three Months             Nine Months
                         Ended September 30,     Ended September 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
Net sales                $870,124    $783,670  $2,498,373  $2,200,215
Other income, net           1,345         483       2,709       2,376
                       ----------- ----------- ----------- -----------
                          871,469     784,153   2,501,082   2,202,591

Costs and expenses:
 Cost of sales
  (exclusive of
  depreciation and
  amortization shown
  below)                  641,396     568,748   1,831,474   1,569,396
 Warehouse, delivery,
  selling, general and
  administrative          130,260     121,047     375,613     360,276
 Depreciation and
  amortization             11,537      11,034      34,806      33,146
 Interest expense           6,783       7,080      19,290      21,816
                       ----------- ----------- ----------- -----------
                          789,976     707,909   2,261,183   1,984,634
Income before minority
 interest and income
 taxes                     81,493      76,244     239,899     217,957
Minority interest          (1,755)     (3,353)     (6,271)     (8,898)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations before
 income taxes              79,738      72,891     233,628     209,059
Provision for income
 taxes                     30,301      28,751      88,779      82,283
                       ----------- ----------- ----------- -----------
Net income                $49,437     $44,140    $144,849    $126,776
                       =========== =========== =========== ===========

Earnings per share:
Income from continuing
 operations - diluted       $1.49       $1.35       $4.38       $3.88
                       =========== =========== =========== ===========
Weighted average
 shares outstanding -
 diluted               33,166,083  32,802,503  33,062,949  32,641,089
                       =========== =========== =========== ===========
Income from continuing
 operations - basic         $1.50       $1.36       $4.40       $3.91
                       =========== =========== =========== ===========
Weighted average
 shares outstanding  -
 basic                 32,966,902  32,545,999  32,888,726  32,428,946
                       =========== =========== =========== ===========
Cash dividends per
 share                       $.10        $.07        $.28        $.19
                       =========== =========== =========== ===========


                  Reconciliation of EBIT and EBITDA
Income from continuing
 operations before
 income taxes             $79,738     $72,891    $233,628    $209,059
Interest expense            6,783       7,080      19,290      21,816
                       ----------- ----------- ----------- -----------
EBIT                      $86,521     $79,971    $252,918    $230,875
                       ----------- ----------- ----------- -----------
Depreciation expense       10,626      10,239      31,426      30,733
Amortization expense          911         795       3,380       2,413
                       ----------- ----------- ----------- -----------
EBITDA                    $98,058     $91,005    $287,724    $264,021
                       =========== =========== =========== ===========



                     RELIANCE STEEL & ALUMINUM CO.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Nine Months Ended
                                                      September 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Operating activities:
Net income                                         $144,849  $126,776
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                       34,806    33,146
 Loss (Gain) on sales of machinery and equipment         30      (585)
 Minority interest                                    6,271     8,898
 Tax benefit of stock options exercised               2,130     1,532
 Changes in operating assets and liabilities:
   Accounts receivable                              (39,786) (136,781)
   Inventories                                        8,928   (88,629)
   Prepaid expenses and other assets                 (2,438)   (1,630)
   Accounts payable and accrued expenses             10,378    88,443
                                                   --------- ---------
Net cash provided by operating activities           165,168    31,170

Investing activities:
Purchases of property, plant and equipment, net (34,314) (27,695) Acquisition of metal service center, net of cash
 acquired                                           (94,383)       --
Tax reimbursements made related to prior
 acquisition                                             --   (16,475)
Purchase of equity interest in foreign subsidiary        --      (473)
Proceeds from sales of property and equipment         1,191     2,590
                                                   --------- ---------
Net cash used in investing activities              (127,506)  (42,053)

Financing activities:
Proceeds from borrowings                            372,000   193,000
Principal payments on long-term debt, capital
 lease obligations and short-term borrowings       (402,381) (182,400)
Payments to minority partner                         (7,159)   (1,709)
Dividends paid                                       (9,220)   (6,162)
Issuance of common stock                                246       236
Exercise of stock options                             7,748     7,758
                                                   --------- ---------
Net cash (used in) provided by financing
 activities                                         (38,766)   10,723
Effect of exchange rate changes on cash                (136)      219
                                                   --------- ---------

(Decrease) increase in cash and cash equivalents     (1,240)       59

Cash and cash equivalents at beginning of period     11,659     2,166
                                                   --------- ---------

Cash and cash equivalents at end of period          $10,419    $2,225
                                                   ========= =========

Supplemental cash flow information:
Interest paid during the period                     $16,710   $19,001
Income taxes paid during the period                 $86,148   $69,120



    CONTACT: Reliance Steel & Aluminum Co.
             Kim P. Feazle
             Investor Relations
             713-610-9937
             213-576-2428
             kfeazle@rsac.com
             investor@rsac.com